UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                                (Amendment No. __)


                          Guanwei Recycling Corporation
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                   400685-20-2
                                 (CUSIP Number)

        Glenn A. Little, PO Box 1271, Midland, Texas 79702 432-889-4477
            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)


                                 April 21, 2016
             (Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), (f) or (g), check the following box. [ ]

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D
---------------------                                          -----------------
CUSIP NO. 400685-20-2                                          Page 2 of 4 Pages
---------------------                                          -----------------


1   NAMES OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Glenn Alan Little
    --------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                       (b) [X]
    --------------------------------------------------------------------------
3   SEC USE ONLY

    --------------------------------------------------------------------------
4   SOURCE OF FUNDS*

    PF
    --------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(d) OR 2(e)                                                  [ ]

    --------------------------------------------------------------------------
6   CITZENSHIP OR PLACE OF ORGANIZATION

    USA
    --------------------------------------------------------------------------
                  7  SOLE VOTING POWER
                     522,225
     NUMBER OF       ---------------------------------------------------------
      SHARES      8  SHARED VOTING POWER
    BENEFICIALLY     0
     OWNED BY        ---------------------------------------------------------
       EACH       9  SOLE DISPOSITIVE POWER
     REPORTING       522,225
      PERSON         ---------------------------------------------------------
       WITH      10  SHARED DISPOSITIVE POWER
                     0
                     ---------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    522,225
    --------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [ ]


    --------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    5.02%
    --------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*

    IN
    --------------------------------------------------------------------------

                                  SCHEDULE 13D
---------------------                                          -----------------
CUSIP NO. 400685-20-2                                          Page 3 of 4 Pages
---------------------                                          -----------------


ITEM 1. SECURITY AND ISSUER.

        Guanwei Recycling Corporation / Common Stock

ITEM 2. IDENTITY AND BACKGROUND.

        IN

ITEM 3. SOURCE AND AMOUNT OF FUNDS AND OTHER CONSIDERATION.

        PF

ITEM 4. PURPOSE OF TRANSACTION.

        Investment

ITEM 5. INTEREST IN SECURITIES OF THE COMPANY.

        Investment

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

        NA

ITEM 7. MATERIALS TO BE FILED AS EXHIBITS.

        NA

                                  SCHEDULE 13D
---------------------                                          -----------------
CUSIP NO. 400685-20-2                                          Page 4 of 4 Pages
---------------------                                          -----------------


                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: April 22, 2016                  /s/ Glenn A Little
                                       -----------------------------------
                                       Signature

                                       Glenn A Little
                                       -----------------------------------
                                       Name